Exhibit (a)(5)(A)

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION COMMENCES SELF-TENDER

OFFER TO PURCHASE UP TO 875,000 SHARES

Minneapolis, MN (April 15, 2015) - Winmark Corporation (Nasdaq: WINA) announced today the commencement of a self-tender offer to purchase up to 875,000 shares, or approximately 17.5% of its outstanding common stock, for a price of $84.72 per share.  The Company intends to finance the tender offer with an expansion of its existing revolving line of credit as well as an additional term loan.  The tender offer will expire at 12:00 Midnight, Eastern Time, on May 13, 2015, unless extended or withdrawn.  The Board of Directors determined that it is in the Company’s and shareholders’ best interest to repurchase shares at this time given the Company’s financial performance, its access to attractive debt capital, the relatively illiquid trading market for the Company’s common stock and desire by its largest shareholder to obtain liquidity for a portion of his holdings for estate planning purposes.

Winmark has retained Wells Fargo Bank, N.A. as the Depositary for the tender offer and D.F. King & Co., Inc., as the Information Agent.

Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery are being mailed to the Company’s stockholders.  Additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained at the Company’s expense from the Information Agent at (877) 536-1561 (toll free).  Questions regarding the tender offer should be directed to the Information Agent at (877) 536-1561 (toll free).

Winmark Corporation creates, supports and finances business.  At March 28, 2015, there were 1,099 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 110 retail franchises have been awarded but are not open.  In addition, at March 28, 2015, the Company had a lease portfolio equal to $42.9 million.

Certain Information Regarding the Tender Offer

Neither Winmark nor its officers, directors, the Information Agent or the Depositary makes any recommendation as to whether shareholders should tender shares in the tender offer.  Winmark shareholders will be able to obtain a copy of the Schedule TO, Offer to Purchase and related materials filed by Winmark as part of the tender offer and other documents filed with Securities Exchange Commission (“SEC”) through the SEC’s website at www.sec.gov, without charge when these documents become available.  Shareholders and investors may also obtain copies of these documents, as well as any other documents Winmark has filed with the SEC, without charge, from Winmark or at Winmark’s website, www.winmarkcorporation.com.  Shareholders and investors who have questions or need assistance may call the Information Agent at (877) 536-1561 (toll free).

SHAREHOLDERS ARE URGED TO CAREFULLY READ THE TENDER OFFER MATERIALS (INCLUDING THE SCHEDULE TO, OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) DATED APRIL 15, 2015, THAT WINMARK WILL BE DISTRIBUTING TO ITS SHAREHOLDERS AND FILING WITH THE SEC AND ANY OTHER DOCUMENTS WINMARK FILES WITH THE SEC PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE TERMS OF THE TENDER OFFER.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Winmark common stock.  The solicitation and offer to buy shares of Winmark common stock will only be made pursuant to the offer to purchase and related tender offer materials that Winmark will send to its shareholders.  Shareholders should read those materials carefully because they contain important information, including the various terms and conditions of the tender offer.

Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.